Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
August 19, 2016	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Amgen Inc.	Los Angeles	Tokyo
One Amgen Center Drive	Madrid	Washington, D.C.
Thousand Oaks, CA 91320	Milan

Re:	Registration Statement No. 333-194103; $750,000,000 Aggregate Principal Amount of 1.850% Senior Notes due 2021, $750,000,000 Aggregate Principal Amount of 2.250% Senior Notes due 2023, $1,250,000,000 Aggregate Principal Amount of 2.600% Senior Notes due 2026 and $1,000,000,000 Aggregate Principal Amount of 4.400% Senior Notes due 2045

Ladies and Gentlemen:

We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the issuance of $750,000,000 aggregate principal amount of 1.850% Senior Notes due 2021 (the “2021 Notes”), $750,000,000 aggregate principal amount of 2.250% Senior Notes due 2023 (the “2023 Notes”), $1,250,000,000 aggregate principal amount of 2.600% Senior Notes due 2026 (the “2026 Notes” and, together with the 2021 Notes and the 2023 Notes, the “New Issue Notes”) and $1,000,000,000 aggregate principal amount of 4.400% Senior Notes due 2045 (the “2045 Notes” and, together with the New Issue Notes, the “Notes”), under an Indenture, dated as of May 22, 2014 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and, with respect to the New Issue Notes, an officer’s certificate, dated August 19, 2016, setting forth the terms of the New Issue Notes (the “New Issue Notes Officer’s Certificate”), and, with respect to the 2045 Notes, an officer’s certificate, dated May 1, 2015, setting forth the terms of the 2045 Notes (the “2045 Notes Officer’s Certificate” and, together with the New Issue Notes Officer’s Certificate, the “Officer’s Certificates”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2014 (Registration No. 333-194103) (as so filed and amended, the “Registration Statement”), a base prospectus, dated February 24, 2014, included in the Registration Statement at the time it originally became effective (the “Base

August 19, 2016

Prospectus”), a final prospectus supplement, dated August 10, 2016, filed with the Commission pursuant to Rule 424(b) under the Act on August 11, 2016 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated August 10, 2016, between the underwriters named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Notes will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 4.4 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or remedies; (i)

August 19, 2016

provisions authorizing or validating conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Officer’s Certificates and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 19, 2016 and to the reference to our firm contained in the Prospectus under the heading “Validity of the Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP